Exhibit 99.29

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS RECORD
FIRST QUARTER RESULTS

Earnings per share surge 32.7 percent

Tulsa, Oklahoma, April 24, 2006: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the first quarter ended March 31, 2006. Total revenue was a first quarter record of $362.6 million, up 5.8 percent from the prior year’s first quarter. Net income for the first quarter was a record $16.9 million, or $.65 per diluted share. For the comparable 2005 first quarter, total revenue was $342.8 million and net income was $13.0 million, or $.49 per diluted share.

For the 2006 first quarter, DTG achieved vehicle rental revenue of $332.7 million, a 6.3 percent increase over the 2005 first quarter, as a result of a 4.7 percent increase in rental days and a 1.6 percent increase in revenue per day. Same store rental days were up 2.5 percent for the quarter.

“We were very pleased with our first quarter results which set new records for first quarter revenue, net income and earnings per share,” Gary L. Paxton, President and Chief Executive Officer, said. “Our employees did a good job of driving balanced revenue growth with increases in both rental days and revenue per day, while keeping a sharp focus on controlling costs. We achieved very strong utilization of our fleet and benefited from the cost saving initiatives implemented late last year. Vehicle depreciation costs increased in the first quarter and, as anticipated, such increases will accelerate in the second quarter as we transition to a complete mix of 2006 model year vehicles. We also benefited from the new federal legislation passed in August 2005 which removes unlimited vicarious liability for vehicle rental and leasing companies.

“During the quarter, we acquired the Dollar Rent A Car franchises in Tulsa, Oklahoma City, and Nashville, and we recently completed the acquisitions of the Thrifty Car Rental franchises in Providence, Rhode Island, and Little Rock, Arkansas. We will continue to acquire locations as they become available at values that meet our return on investment goals.”

During the first quarter, the Company purchased 601,300 shares at a total cost of $25 million under its $300 million share repurchase program and has $275 million of remaining authorization to be completed by December 31, 2008.

Outlook

“We are off to a great start this year,” Paxton said. “While the industry remains very competitive, we are optimistic that the travel environment will remain strong and that rental prices will continue to trend upward. This year’s second quarter will benefit from April’s strong Easter travel period which occurred in March last year. Advance reservations for the balance of the second quarter are solid and reflect a continuation of favorable year over year pricing trends. For the full year 2006, we are still planning to achieve a 3 to 4 percent increase in revenue per day and a 5 to 6 percent increase in rental days, which combined would offset the expected increase in vehicle depreciation costs. We are planning for increased spending for information technology and marketing, higher vehicle interest expense and other inflationary cost increases which we believe can be offset by the cost saving initiatives we have implemented and the savings from changes in vicarious liability insurance laws. Based on the strong first quarter results and our continued positive outlook, we are increasing our 2006 diluted earnings per share guidance to a range of $2.15 to $2.45 from our previous guidance range of $2.05 to $2.35.”

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. first quarter 2006 earnings conference call and live audio Web cast will be held on Monday, April 24, 2006 at 9:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 888-809-8966 (domestic) or 210-234-0012 (international). An audio replay of the conference call will be available through May 8, 2006, by calling 866-479-2457 (domestic) or 203-369-1532 (international). The ID and pass code for both the domestic and international replay is “Dollar Thrifty.” The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company's more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total revenues
	2006	2005	2006	2005

Revenues:
Vehicle rentals	$332,724	$312,953	91.8%	91.3%
Vehicle leasing	12,457	14,526	3.4%	4.2%
Fees and services	12,534	12,276	3.5%	3.6%
Other	4,876	3,045	1.3%	0.9%

Total revenues	362,591	342,800	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	194,712	190,677	53.7%	55.6%
Vehicle depreciation and lease charges, net	58,426	53,587	16.1%	15.6%
Selling, general and administrative	61,998	54,855	17.1%	16.0%
Interest expense, net	16,105	19,494	4.5%	5.7%

Total costs and expenses	331,241	318,613	91.4%	92.9%

Income before income taxes	31,350	24,187	8.6%	7.1%

Income tax expense	14,424	11,212	3.9%	3.3%

Net income	$16,926	$12,975	4.7%	3.8%

Earnings per share:
Basic	$0.68	$0.52
Diluted	$0.65	$0.49

Weighted average number
of shares outstanding:
Basic	25,059,661	25,050,651
Diluted	26,103,811	26,292,267

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended
	March 31, 2006

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	105,707
% change from prior year	3.6%
Number of rental days	8,098,161
% change from prior year	4.7%
Vehicle utilization	85.1%
Percentage points change from prior year	0.8 p.p.
Average revenue per day	$41.09
% change from prior year	1.6%
Monthly average revenue per vehicle	$1,049
% change from prior year	2.6%

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	103,365
% change from prior year	1.3%
Number of rental days	7,932,011
% change from prior year	2.5%

Vehicle Leasing Data:

Average number of vehicles leased	9,027
% change from prior year	(21.9%	)
Monthly average revenue per vehicle	$460
% change from prior year	9.8%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 7
Non-vehicle capital expenditures (excludes acquisitions)	11
Franchise acquisitions	2
Cash paid for/(refund of) income taxes	10

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2006	2005	2005

	(Unaudited)

Cash and cash equivalents	$256	$184	$274
Restricted cash and investments	461	103	785
Revenue-earning vehicles, net	2,707	2,581	2,215

Total debt (all vehicle debt)	2,869	2,417	2,725
Stockholders' equity	687	628	685